KEELEY SMALL CAP VALUE FUND, INC.
SECOND AMENDMENT TO THE CUSTODY AGREEMENT

     THIS AMENDMENT dated this 1st day of August, 2005, to the Custody Agreement, dated November 12, 1997 and the Amended Custody Agreement dated March 29, 2005, is entered by and between Keeley Small Cap Value Fund, Inc., a Maryland Corporation (the “Fund”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

     WHEREAS, the parties have entered into a Custody Agreement and Amended Custody Agreement; and

     WHEREAS, the Fund and U.S. Bank desire to amend said Agreements; and

     WHEREAS, Article XIV, Section 14.4 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

The fee schedule in the Amended Custody Agreement is hereby superceded and replaced with the fee schedule attached at Exhibit B hereto. The parties agree that exhibit B is effective as of August 1, 2005.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Joe D. Redwine

Title:	President	Title:	Senior Vice President

Exhibit B
to the
Custody Agreement

KEELEY SMALL CAP VALUE FUND, INC. DOMESTIC SERVICES FEE SCHEDULE

  Annual Fee Based Upon Market Value Per Fund*
  1.00 basis points on the first $200 million
  .75 basis points on the next $800 million
  .50 basis points on the balance of fund assets
  Minimum annual fee per fund - $6,000

  Portfolio Transaction Fees
  $ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)
  $ 7.00 per US Bank repurchase agreement transaction
  $ 7.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
  $25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
  $ 8.00 per principal paydown
  $15.00 per option/future contract written, exercised or expired
  $50.00 per Cedel/Euroclear transaction
  $15.00 per mutual fund trade
  $15.00 per Fed Wire
  $15.00 per margin variation Fed wire
  $ 6.00 per short sale
  $150.00 per segregated account per year

  ReportSource – No Charge – Web reporting

  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
  No charge for the initial conversion free receipt.
  Overdrafts – charges to the account at prime interest rate plus 2.
  Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

  Fees are billed monthly.

  * Subject to CPI increase, Milwaukee, MSA.